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                                                                   Exhibit 10.58

                                    AGREEMENT

         This Agreement, dated as of December 3, 2003 is entered into by and among University of Massachusetts, a public institution of higher education of the Commonwealth of Massachusetts having an address at 365 Plantation Street, Suite 130, Worcester, MA 01605 ("UMass"), Advanced BioScience Laboratories, Inc., a Delaware corporation having its principal place of business at 5510 Nicholson Lane, Kensington, MD 20895 ("ABL") and CytRx Corporation, a Delaware corporation having an address at 11726 San Vicente Boulevard, Suite 650, Los Angeles, California 90049 ("CytRx") with reference to the following facts:

         A. In December 2002, UMass filed a provisional patent application, U.S. Patent Application Serial Number 60/430,732 (the "03-24 Patent Filing") with the United States Patent and Trademark Office covering a foundational HIV vaccine technology invention referred to by UMass as UMMC 03-24 (the "03-24 Technology").

         B. In May 2003, UMass granted an exclusive worldwide license to the 03-24 Patent Filing and 03-24 Technology to CytRx pursuant to an Exclusive License Agreement, dated as of April 15, 2003 by and between UMass and CytRx and which UMass and CytRx have agreed to clarify Section 4.8 of the Exclusive License Agreement pursuant to an amendment that will be substantially in the form as provided to ABL (such Agreement, as so amended, being referred to herein as the "03-24 License Agreement").

         C. In June, 2000, ABL was awarded a $15 million NIH grant (NIAID Prime Contract N01-05394) (the "NIH Grant") in connection with the development of a DNA-based HIV vaccine that incorporates the 03-24 Technology (the "HIV Vaccine") and on June 26, 2000, ABL entered into a subcontract with UMass (Subcontract No. 00454B-UMM-NAID-N01-A1-05395) (the "UMass Subcontract") in connection with the development of the HIV Vaccine.

         D. ABL anticipates filing in December 2003 or January 2004 an IND with the United States Food and Drug Administration ("FDA") for a Phase I clinical trial of the HIV Vaccine (the "IND") and to commence this Phase I trial (the "Phase I Trial") within 30 to 60 days following the IND being cleared by the FDA.

         E.       In September, 2003, ABL filed a provisional patent application
U. S. Patent Application Serial Number 60/503,907 (the "03-111 Patent Filing") covering an HIV protein boost technology invention referred to by UMass and ABL as UMMC 03-111 (the "03-111 Technology").

         F. ABL, UMass and CytRx are willing to make the filing with the United States Patent and Trademark Office of a combined patent application (the "Joint Patent Filing") for the 03-24 Technology and the 03-111 Technology that will include all of the claims of the 03-24 Patent Filing and 03-111 Patent Filing, with the Joint Patent Filing to be conditioned on the terms set forth in this Agreement. Both a U.S. non-provisional patent application and a PCT application designating all countries will be filed simultaneously. Both the non-provisional and the PCT applications will claim priority to the 03-24 Patent Filing.

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         G.       ABL, CytRx and UMass have had discussions concerning the
development and commercialization of the HIV Vaccine, as described in this Agreement, and wish to provide for the framework for negotiation of a definitive agreement covering such development and commercialization (the "Definitive Collaborative Agreement"), as well for the rights and obligations of each of the parties in the event they are unable to conclude the Definitive Collaborative Agreement within the time period specified in this Agreement.

         NOW, THEREFORE, in consideration of the mutual representations and covenants contained herein, the parties hereby agree as follows:

         1. Joint Patent Filing. The parties hereby agree that the Joint Patent Filing will be made with the United States Patent and Trademark Office by no later than December 3, 2003. The Joint Patent Filing shall be prepared by Fish & Richardson, as counsel for UMass, in consultation with patent counsel for ABL and CytRx. The Joint Patent Filing shall be submitted and prosecuted by Fish & Richardson (or another patent firm retained by UMass and reasonably acceptable to ABL and CytRx). The Joint Patent Filing shall also be filed in such foreign jurisdictions as shall be requested by either ABL or CytRx. The costs of preparing, submitting and prosecuting the Joint Patent Filing (limited to the actual fees of the appropriate patent offices and expenses of patent counsel for UMass) shall be borne by CytRx, except that ABL shall bear all of the legal fees and other expenses of preparing, submitting and prosecuting the Joint Patent Filing in any foreign jurisdiction that it requests be made. The Joint Patent Filing will be submitted in a form so as to avoid or minimize any prejudice to the rights of the parties in the event the Joint Patent Filing is divided into divisional patent applications pursuant to Section 6 hereof.

         UMass shall decide all patent prosecution matters in consultation with ABL and CytRx. ABL and CytRx shall receive copies of all material correspondence from any patent office within a reasonable amount of time and shall be provided with copies of all proposed material filings or other submissions to any patent office so as to afford ABL and CytRx with a reasonable opportunity to comment upon such proposed filing or submission.

         2. Filing of IND; Commencement of Phase I Trial. ABL shall use its commercially reasonable best efforts to file the IND by no later than January 31, 2004, to obtain clearance of the IND by the FDA and to commence the Phase I Trial by no later than February 2004. ABL shall notify UMass and CytRx in writing within one business day following the IND filing and the commencement of the Phase I Trial and shall promptly provide UMass and CytRx with all material correspondence received from or delivered to the FDA or the institution at which the Phase I Trial will be conducted relating to the IND or Phase I Trial.

         3. Disclosure. Upon the signing of the Definitive Collaborative Agreement, the parties shall jointly issue a press release announcing such signing, with the text of such press release to contain a summary description of the material terms of the Definitive Collaborative Agreement (but not the specific royalty rates or other similar financial terms) and to be reasonably acceptable to all of the parties (the "Collaborative Press Release"). In the event ABL determines to file and does file the IND prior to the signing of the Definitive Collaborative Agreement or the issuance of the Collaborative Press Release, CytRx shall be entitled immediately following such filing to issue a press release in substantially the form attached

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hereto as Exhibit A (the "IND Press Release"). If the IND is filed after the issuance of the Collaborative Press Release, the parties shall jointly issue a press release announcing such filing, with the text of such press release to be reasonably acceptable to all of the parties.

         4. Definitive Collaborative Agreement. The parties shall negotiate in good faith to enter into the Definitive Collaborative Agreement by no later than January 31, 2004. The parties agree that, apart from the obligation to negotiate in good faith upon the terms stated herein, this Section 4 represents only the intent of the parties and shall not be binding upon the parties. The Definitive Collaborative Agreement shall contain the following provisions, together with such other terms and conditions as would customarily be included in an agreement of that type:

                  4.1 Phase I Trial. UMass, in consultation with CytRx, will be responsible as provided in the UMass Subcontract for carrying out the Phase I Trial. CytRx will have no financial responsibility for carrying out the Phase I Trial.

                  4.2 Assignment of HIV Vaccine. Following completion of the Phase I Trial, ABL will assign to CytRx ownership of the HIV Vaccine (subject to its economic interest in the vaccine as described below), with CytRx to thereafter be the sponsor for FDA purposes of the HIV Vaccine. ABL and UMass will cooperate with CytRx in making all necessary FDA and foreign healthcare regulatory agency filings to reflect this assignment and will provide CytRx with copies of all filings and correspondence with the FDA and any foreign healthcare regulatory agencies in connection with the HIV Vaccine.

                  4.3 Subsequent Clinical Development of HIV Vaccine. CytRx will be responsible at its own expense for carrying out and completing all clinical trials after the Phase I Trial that are required to obtain FDA marketing approval for the HIV Vaccine and marketing approval for any other countries that shall be agreed to by ABL and CytRx. The parties acknowledge that CytRx may seek to obtain additional NIH or other government or private grants to support the foregoing clinical development of the HIV Vaccine, and UMass agrees to reasonably assist CytRx in filing for and obtaining such grants. CytRx shall consult with ABL and UMass in connection with all material matters relating to the development of the HIV Vaccine.

                  4.4 Manufacture of HIV Vaccine. Provided that ABL or its affiliate has the required regulatory approvals and manufacturing capacity at the time, ABL or its affiliate shall have an option (which must be exercised within 30 days of being notified by CytRx that CytRx has received an "approvable NDA" letter from the FDA for the HIV Vaccine or equivalent notification from any foreign healthcare regulatory agency) to acquire the commercial manufacturing rights for the HIV Vaccine for the United States or any other applicable territory. The terms of the commercial manufacturing agreement shall be negotiated in good faith by ABL and CytRx and shall include such economic and other terms as are customarily contained in an agreement of that type.

                  4.5 Marketing of HIV Vaccine. CytRx will be responsible at its own expense for the marketing of the HIV Vaccine.

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                  4.6      CytRx Licensee or Strategic Partner. CytRx shall have
the right to enter into sublicense or strategic alliance or other agreements with one or more third parties pursuant to which the sublicensee or strategic partner may be responsible (either jointly with CytRx or alone) for the development, commercial manufacture (unless ABL or its affiliate is the commercial manufacturer) or marketing of the HIV Vaccine. Any such agreement shall be subject to the terms of the 03-24 License Agreement, as such license agreement shall be modified pursuant to Section 4.8 hereof.

                  4.7 Compensation Payable to ABL. UMass, CytRx and ABL agree that as payment in full for ABL's assignment of the HIV Vaccine to CytRx and its other agreements under this Agreement, ABL shall be entitled to receive from CytRx (i) {***} of the payments that are due to UMass under Sections 4.3, 4.5, 4.6, 4.7 and 4.8 of the 03-24 License Agreement; (ii) {***} of the following milestone payments listed under Section 4.4 of said agreement: for entry into Phase II clinical trial; for entry into Phase III clinical trial; upon filing for market approval outside the US; for commencement of product marketing in the US; and for market approval for the first three European countries; and (iii) {***} of the milestone payment so listed for the filing of IND; provided, that amounts payable by CytRx to UMass under the terms of said Sections 4.3 thru 4.8 shall be reduced by {***} of the amounts so paid by CytRx to ABL pursuant to the terms of this Section.

                  4.8 03-24 License Agreement. The parties agree that upon the Joint Patent Filing, the 03-111 Technology shall become part of the Patent Rights as defined in the 03-24 License Agreement. ABL agrees that the inclusion of the 03-111 Technology into the 03-24 License Agreement shall occur without further compensation to UMass or ABL, except as specified in this Agreement, and at no additional cost to CytRx. ABL shall also grant CytRx a non-exclusive, royalty-bearing license to any additional technologies outside of the 03-24 Technology and the 03-111 Technology that are owned or licensed to ABL (including those acquired by ABL pursuant to its right of first refusal under the UMass Subcontract) and that result from work done by UMass under the UMass Subcontract for a DNA-based HIV vaccine with protein boost and that are necessary or advantageous to CytRx for the development or commercialization of the HIV Vaccine, with the amount of the royalty to be established in the Definitive Collaborative Agreement and to be negotiated in good faith by the parties. UMass shall grant CytRx a right of first negotiation to obtain a royalty-bearing license to UMass' exclusive or non-exclusive rights to any additional technology outside of the 03-24 Technology and 03-111 Technology that are owned by UMass and have not been acquired or licensed to ABL pursuant to its right of first refusal under the UMass Subcontract and that result from work done under the UMass Subcontract and that are necessary or advantageous to CytRx for the development or commercialization of the HIV Vaccine. ABL shall represent that it does not currently own or have any other rights to any other technology that would be infringed by the development or commercialization of the HIV Vaccine.

                  4.9 Competing Vaccines. ABL and CytRx each shall be permitted to develop and commercialize other HIV vaccines that may compete with the HIV Vaccine; provided, however, that if such other vaccine would infringe any of the claims set forth in the Joint Patent Filing but for the existing ownership rights of that party in the Joint Patent Filing, the party seeking to commercialize such other vaccine (the "New Vaccine Party") shall pay to the other

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party {***} of the net sales by the New Vaccine Party of the other HIV vaccine
(or {***} of the milestone payments and other income received if the New Vaccine Party sublicenses the vaccine). However, the percentage of the net sales to be paid by the New Vaccine Party to the other party shall be increased to {***} (or {***} of the milestone payments and other income received if the New Vaccine Party sublicenses the vaccine) in the event the HIV Vaccine has been commercialized and will compete with the other HIV vaccine. The exact percentage of net sales to be paid by the New Vaccine Party shall be agreed to by ABL and CytRx in the Definitive Collaborative Agreement. Any payments received by CytRx from ABL pursuant to the foregoing provisions shall be treated as Sublicense Income pursuant to the 03-24 License Agreement.

         Subject to the other provisions of this Section 4.9, ABL shall have the right to use the 03-24 Technology and 03-111 Technology, provided that such use is solely for the purpose of developing and commercializing other HIV vaccines. CytRx agrees to grant ABL a non-exclusive sublicense under the 03-24 License Agreement and as amended to include the 03-111 Technology pursuant to the preceding sentence.

         5. Option for UMMC 91-03. UMass hereby grants CytRx an option for a fee of {***} (with such fee creditable to the cost of the exclusive license) to acquire for its sole use and benefit an exclusive, worldwide license (the "91-03 License Agreement") to a HIV vaccine related technology referred to by UMass as UMMC 91-03 (the "91-03 Technology"). The 91-03 License Agreement will be on such economic terms as shall be agreed to by UMass and CytRx, but shall be no less attractive to CytRx than those set forth in UMass's licensing term sheet delivered to CytRx on November 25, 2003. The other terms and conditions of the 91-03 License Agreement shall be substantially similar to those set forth in the 03-24 License Agreement. The foregoing option shall be exercised by CytRx at its sole discretion at any time prior to April 1, 2004.

         6. Failure to Conclude Definitive Collaborative Agreement. Each of the parties acknowledges that the signing and performance of the Definitive Collaborative Agreement is an essential part of their agreement to make the Joint Patent Filing. The parties will negotiate in good faith with a goal of signing the Definitive Collaborative Agreement by no later than December 31, 2003. In the event the parties have been unable to conclude the Definitive Collaborative Agreement by January 31, 2004 for any reason, the parties hereby agree that upon such failure (a "Termination Event") the Joint Patent Filing will immediately be divided (or will be divided as soon as legally permitted under the PCT rules for the PCT portion of the Joint Patent Filing) into divisional applications separately covering the 03-24 Technology (with UMass as the sole owner) and the 03-111 Technology (with UMass and ABL as the co-owners).

         Upon a Termination Event, each of the parties will be entitled to assert against each other all of their legal rights, if any, with respect to the HIV Vaccine, the 03-24 Technology and the 03-111 Technology as if the Joint Patent Filing had not been previously made. In such an event, each of the parties further agrees to not assert that the Joint Patent Filing by itself (i) has created any implied licenses to the HIV Vaccine, the 03-24 Technology or the 03-111 Technology in favor of any party who would not otherwise have such a license or (ii) has constituted a waiver by any party of any of its rights that it possessed prior to the Joint Patent Filing. The parties

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agree that in the event of any dispute following a Termination Event as to the ownership or other rights of any party in the HIV Vaccine, the 03-24 Technology or the 03-111 Technology, such dispute shall be resolved to the maximum extent possible so that no party to this Agreement shall have gained an advantage over another party to this Agreement solely as the result of the Joint Patent Filing having been made (including without limitation the creation of any implied licenses or waivers or the advancement of any filing priority date).

         Upon a Termination Event, the 03-24 License Agreement between UMass and CytRx and the Subcontract between UMass and ABL shall continue in full force and effect, and UMass shall have the right to license its interest in the 03-111 Technology to CytRx or any third party deemed appropriate by UMass on a non-exclusive basis.

         7. Parties' Reliance on Counsel. All the parties have each consulted and relied upon their respective attorneys' legal advice and their own judgment and choice in deciding to enter into this Agreement. The parties to this Agreement have read it completely and their attorneys have explained it to them. The undersigned parties voluntarily accept the terms of this Agreement and fully understand those terms.

         8. Entire Agreement; Transaction Costs. This Agreement constitutes the entire agreement between the parties with regard to the subject matter of this Agreement. It supersedes all prior understandings, transactions and communications, whether written or oral, between the parties with respect to the matters referred to herein. Each party shall bear its own fees and expenses in connection with negotiating this Agreement and the Definitive Collaborative Agreement. Subject to Sections 4 hereof, no party shall have any liability to any other party under this Agreement or be required to enter into and perform the Definitive Collaboration Agreement based on such party's failure to enter into the Definitive Collaborative Agreement unless such party has failed to negotiate in good faith to enter into the Definitive Collaborative Agreement.

         9. Amendments. No modification of this Agreement, nor any future representation, promise or agreement in connection with the subject matter of this Agreement shall be binding on the parties unless made in writing and signed on their respective behalf by their respective authorized representatives.

         10. Assignment. The parties shall not assign or transfer this Agreement or any of its obligations hereunder without the prior written consent of the other parties, except as otherwise permitted by Section 4.6 hereof.

         11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California (United States of America) without reference to any conflict of law provisions thereof. The parties hereby submit to the exclusive jurisdiction of, and venue in, the state and federal courts located in Los Angeles, California.

         12. Waivers. The waiver by one or several parties of any right hereunder, or of any failure to perform or breach by one party hereunder, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by the other parties hereunder whether of a similar nature or otherwise.

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         In witness whereof, the parties have caused this Agreement to be signed, in multiple identical originals, by their duly authorized representatives, with effect as of the date first written above.

                                       UNIVERSITY OF MASSACHUSETTS

                                       By: /s/ CHESTER A. BISBEE
                                         ------------------------------------

                                       Its:      Acting Director, OTM
                                            ---------------------------------

                                       Date: December 3, 2003
                                            ---------------------------------

                                       CYTRX CORPORATION

                                       By: /s/ STEVEN A. KRIEGSMAN
                                          -----------------------------------
                                                 Steven A. Kriegsman
                                       Its:      Chief Executive Officer

                                       Date: December 3, 2003
                                            ---------------------------------

                                       ADVANCED BIOSCIENCE LABORATORIES, INC.

                                       By: /s/ JOHANNES BURLIN
                                          -----------------------------------
                                                 Johannes Burlin
                                       Its:      President and CEO

                                       Date: December 3, 2003
                                            -------------------------------


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                                    EXHIBIT A

         CYTRX ANNOUNCES FILING OF INVESTIGATIONAL NEW DRUG APPLICATION
                                 FOR HIV VACCINE

         Los Angeles, December ___, 2003 -- CytRx Corporation (Nasdaq: CYTR) announced today that an Investigational New Drug Application (IND) has been filed with the Food and Drug Administration (FDA) for a Phase I clinical trial for a new DNA-based HIV vaccine.

         The new HIV vaccine incorporates proprietary technology exclusively licensed to CytRx by the University of Massachusetts Medical School (UMMS). The Phase I trial will be funded out of a portion of a $15 million National Institutes of Health grant previously provided to Advanced BioScience Laboratories (ABL) and subcontracted in part to UMMS to develop an enhanced HIV vaccine that utilizes UMMS' technology licensed to CytRx. ABL and CytRx expect that the Phase I trial will begin in February 2004 and take approximately twelve to eighteen months to complete.

         "There is a worldwide urgent need for an effective HIV vaccine," said Steven A. Kriegsman, Chief Executive Officer of CytRx. "With the anticipated launch of the Phase I trial for this vaccine utilizing our licensed UMMS technology, CytRx will take a major step forward in efforts to create such a vaccine." In addition to the HIV vaccine technology, CytRx also has exclusive technology licenses from UMMS for RNAi-based therapies for Amyotrophic Lateral Sclerosis (ALS, also known as Lou Gehrig's Disease) and for obesity and Type II Diabetes.

         ABL and UMMS have filed a joint patent application covering CytRx's licensed foundational technology and ABL's and UMMS' protein boost technology that are incorporated into the HIV vaccine. CytRx believes that this joint filing should substantially bolster CytRx's patent position for its licensed technology.

         [STANDARD TRAILERS FOR CYTRX]

         This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the risk that ABL may encounter delays in having the IND cleared by the FDA or in starting the Phase I vaccine trial due to delays in obtaining clinical supplies of the vaccine or for other reasons, the risk of delays in completing and the uncertainty of the results of the Phase I trial or future trials, the risk of obtaining adequate or any patent coverage for the HIV vaccine and the need for CytRx to separately obtain or develop a new protein boost technology and to separately organize and fund Phase I and subsequent clinical trials for an HIV vaccine if it is unable to enter into an agreement with ABL for the development and commercialization of the HIV vaccine that is described in this press release. Additional uncertainties and risks are described in CytRx's most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.